Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
[●], 2017	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Andeavor Logistics LP

19100 Ridgewood Parkway

San Antonio, TX 78259

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Andeavor Logistics LP, a Delaware limited partnership (“ALLP”), in connection with the proposed issuance of up to 30,102,996 common units representing limited partner interests in ALLP (the “Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 13, 2017 (the “Merger Agreement”), by and among ALLP, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), Western Refining Logistics, LP, a Delaware limited partnership, Western Refining Logistics GP, LLC, a Delaware limited liability company, WNRL Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ALLP, and WNRL GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ALLP.

The Units are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

[●], 2017

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Units in the manner contemplated by the Registration Statement and the Merger Agreement, the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to ALLP solely by reason of their ownership of the Units or their status as limited partners of ALLP, and such recipients will have no personal liability for the obligations of ALLP solely by reason of being limited partners of ALLP.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

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